Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALUMIS INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Alumis Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.            That the name of this corporation is Alumis Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 29, 2021 under the name “FL2021-001, Inc.”

2.            That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

First: The name of this corporation is Alumis Inc. (the “Corporation”).

Second: The address of the corporation’s registered office in the State of Delaware is 3500 South DuPont Hwy in the City of Dover, County of Kent, 19901. The name of the corporation’s registered agent at such address is Incorporating Services, Ltd.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 225,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), (ii) 168,489,897 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), and (iii) 202,643,727 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The Class A Common Stock and the Class B Common Stock are referred to together as the “Common Stock.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.            Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, Class B Common Stock, immediately prior to such time as the Corporation has a class of equity securities registered under the Securities Act of 1933, as amended (the “Securities Act”), shall be non-voting except as may be required by law. Except as set forth in the previous sentence, the Class A Common Stock and the Class B Common Stock shall be treated equally and in the same manner in all respects, including with respect to dividends, distributions, stock splits, stock dividends, stock combinations or similar events. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding (on an as converted basis)) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.            PREFERRED STOCK

10,500,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock”, 7,500,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, 40,200,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, 9,760,088 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” 18,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock,” 1,778,830 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2A Preferred Stock,” 82,529,809 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” and 32,375,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C-1 Preferred Stock,” in each case with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock shall collectively be referred to as the “Voting Preferred Stock,” and together with the Common Stock, the “Voting Stock.” The Series B-2A Preferred Stock shall be referred to as the “Nonvoting Preferred Stock.” The Nonvoting Preferred Stock of a given class or series of stock shall be identical in every respect to the Voting Preferred Stock of the same class or series of stock, except with respect to voting rights for directors or for the size of the Board of Directors. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.            Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. As used herein, “Original Issue Price” shall mean (i) with respect to the Series Seed Preferred Stock, $1.00 per share, (ii) with respect to the Series A Preferred Stock, $4.00 per share (iii) with respect to the Series B-1 Preferred Stock, $4.00 per share, (iv) with respect to the Series B Preferred Stock, $5.00 per share, (v) with respect to the Series B-2 Preferred Stock, $5.00 per share, (vi) with respect to the Series B-2A Preferred Stock, $5.00 per share, (vii) with respect to the Series C Preferred Stock, $3.13826 per share, and (viii) with respect to the Series C-1 Preferred Stock, $4.00 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock or a series thereof

2.            Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1            Preferential Payments to Holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-2A Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-2A Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock (collectively, the “Senior Preferred Stock”) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a pari passu basis based on their respective Senior Preferred Stock Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Series A Preferred Stock, Series Seed Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price of the applicable series of Senior Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the applicable series of Senior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Senior Preferred Stock Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2            Preferential Payments to Holders of Series A Preferred Stock and Series Seed Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Senior Preferred Stock Liquidation Amount, the holders of shares of Series A Preferred Stock and Series Seed Preferred Stock (collectively, the “Junior Preferred Stock”) then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid out of the remaining consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a pari passu basis based on their respective Junior Preferred Stock Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price of the applicable series of Junior Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series ofJunior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Junior Preferred Stock Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3            Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Senior Preferred Stock Liquidation Amount and the Junior Preferred Stock Liquidation Amount, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 and Section 2.2 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.4            Deemed Liquidation Events.

2.4.1        Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless both (a) the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis (the “Requisite Holders”), (b) the holders of a majority of the Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class and on an as-converted basis (together, the “Requisite Series C Holders”), and (c) the holders of a majority of the Series B Preferred Stock, Series B-2 Preferred Stock and Series B-2A Preferred Stock, voting together as a single class and on an as-converted basis (together, the “Requisite Series B Holders”), elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a)            a merger, consolidation, statutory conversion, transfer, domestication or continuance in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger, consolidation, statutory conversion, transfer, domestication or continuance involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication or continuance, a majority, by voting power, of the capital stock or other equity interests of (I) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication or continuance, the parent corporation or entity of such surviving or resulting corporation or entity, in each case, on a fully diluted basis; or

(b)            (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.4.2        Effecting a Deemed Liquidation Event.

(a)            The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.4.1(a)(i) unless the agreement or plan with respect to such transaction, or terms of such transaction (any such agreement, plan or terms, the “Transaction Document”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2 and 23.

(b)            In the event of a Deemed Liquidation Event referred to in Section 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the thirtieth (30th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after delivery of notice of such Deemed Liquidation Event (the “Redemption Request”), the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the ninetieth (90th) day after such written request, to first redeem all outstanding shares of Senior Preferred Stock at a price per share equal to the Senior Preferred Stock Liquidation Amount, and thereafter to redeem all outstanding shares of Junior Preferred Stock at a price per share equal to the applicable Junior Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to first redeem all outstanding shares of Senior Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Senior Preferred Stock to the fullest extent of such Available Proceeds, and shall thereafter redeem the remaining shares of Senior Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders. After the redemption in full of the Senior Preferred Stock, if the Available Proceeds are not sufficient to redeem all outstanding shares of Junior Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Junior Preferred Stock to the fullest extent of such Available Proceeds, and shall thereafter redeem the remaining shares of Junior Preferred Stock as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event in any way other than to pay the distribution or redemption provided for in this Section 2.4.2 (except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business).

2.4.3        Redemption Procedures. Following its receipt of a Redemption Request, the Corporation shall send written notice of the planned redemption of Preferred Stock (the “Redemption Notice”) to each holder of record of Preferred Stock, which shall state:

(a)            the date of such redemption (the “Redemption Date”) and the amount to be paid per share in redemption pursuant to Section 2.4.2 above;

(b)            the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and

(c)            for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

2.4.4        Surrender of Certificates; Payment; Termination of Rights. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. Upon the payment of the applicable Redemption Price for a share of Preferred Stock in accordance herewith, such share of Preferred Stock shall cease to be outstanding and cease to have any rights, privileges or preferences.

2.4.5        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.4.6        Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.4.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Transaction Document shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1, 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.4.6, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.            Voting.

3.1            General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2            Election of Directors. The holders of the Nonvoting Preferred Stock shall have no voting rights with respect to the election of the members of the Board of Directors of the Corporation, and the shares of Nonvoting Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on such matter (the “Nonvoting Restriction”); provided, however, that the Nonvoting Restriction shall cease to apply upon the earlier to occur of (i) the closing of a Qualified Public Offering (as defined below) or (ii) a Deemed Liquidation Event, except, in each case to the extent that any governmental filings would be triggered by such cessation, such cessation would not take effect until the required parties have submitted any required filings (to be made at the discretion of each holder of Nonvoting Preferred Stock) and observed any required waiting periods. At any time when at least 1,875,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the holders of record of the shares of Series A Preferred Stock, voting exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one ( I ) director of the Corporation (the “Series A Director”). At any time when at least 10,050,000 shares of Series B Preferred Stock, Series B-1 Preferred Stock and/or Series B-2 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the holders of record of the shares of Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, voting exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation (the “Series B Directors”). At any time when at least 10,316,222 shares of Series C Preferred Stock and/or Series C- I Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the holders of record of the shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation (the “Series C Directors”, and together with the Series A Director and the Series B Directors, the “Preferred Directors”). The holders of record of the shares of Common Stock, voting exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of Common Stock and Voting Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors of the Corporation, if any. Any director elected as provided in the preceding four sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Voting Preferred Stock and/or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the foregoing sentences of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Voting Preferred Stock and/or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation may be filled by a majority of the directors then in office, though less than a quorum, or by a sole director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where the holders of shares of such class or series have the right to elect a director to such newly created directorship pursuant to an amendment of this Amended and Restated Certificate of Incorporation or any voting agreement executed among the Corporation and certain of its shareholders, the Board of Directors shall not be entitled to fill such newly created directorship and the holders of shares of such class or series shall fill such newly created directorship as provided for therein. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 3.2.

3.3            Preferred Stock Protective Provisions. At any time when at least 16,990,022 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, and subject to the further requirements of Section 3.4, Section 3.5, Section 3.6, Section 3.7 and/or Section 3.8, as applicable, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (except that, with respect to Section 3.3.9, the Requisite Holders shall mean the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class and on an as-converted basis), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1        liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event or any other merger, consolidation, statutory conversion, transfer, domestication or continuance, or consent to any of the foregoing;

3.3.2        amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock or any series thereof;

3.3.3        create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.4        (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;

3.3.5        purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof or (iv) as approved by the Board of Directors;

3.3.6        create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security, lien, security interest or other indebtedness for borrowed money, unless such debt security, lien, security interest or other indebtedness has received the prior approval of the Board of Directors;

3.3.7        create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.8        sell, assign, license, transfer, pledge, or encumber the Corporation’s primary asset, ESK-001; or

3.3.9        increase or decrease the authorized number of directors constituting the Board of Directors.

3.4        Series C Preferred Stock and Series C-1 Preferred Stock Protective Provisions. At any time when at least 10,316,222 shares of Series C Preferred Stock and Series C¬I Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Series C Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.4.1        amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences and privileges of the Series C Preferred Stock and/or Series C-1 Preferred Stock without similarly affecting the entire class of Preferred Stock;

3.4.2        reclassify, amend or modify existing securities in a manner that adversely affects the rights, preferences or privileges of the Series C Preferred Stock and/or Series C-I Preferred Stock, or increase the authorized number of shares of the Series C Preferred Stock;

3.4.3        amend, waive or modify Section 2.1; or

3.4.4        purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof

3.5            Series C Preferred Stock Protective Provisions. At any time when at least 10,316,222 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of a majority of the outstanding shares of Series C Preferred Stock (voting together as a single class and on an as-converted basis) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.5.1        amend, waive or modify the Original Issue Price of the Series C Preferred Stock or the applicable Conversion Price of the Series C Preferred Stock (including any anti-dilution rights with respect thereto).

3.6            Series C-1 Preferred Stock Protective Provisions. At any time when at least 8,093,750 shares of Series C-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of a majority of the outstanding shares of Series C-1 Preferred Stock (voting together as a single class and on an as-converted basis) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.6.1        increase the authorized number of shares of the Series C-1 Preferred Stock;

3.6.2        amend, waive or modify the Original Issue Price of the Series C-1 Preferred Stock or the applicable Conversion Price of the Series C-1 Preferred Stock (including any anti-dilution rights with respect thereto); or

3.6.3        issue any shares of the Series C-1 Preferred Stock other than pursuant to Section 1.4 of the Series C Purchase Agreement (as defined below).

3.7            Series B Preferred Stock, Series B-2 Preferred Stock and Series B 2A Preferred Stock Protective Provisions. At any time when at least 10,050,000 shares of Series B Preferred Stock, Series B-2 Preferred Stock and/or Series B-2A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Series B Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.7.1        amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences and privileges of the Series B Preferred Stock, the Series B-2 Preferred Stock and/or the Series B-2A Preferred Stock without similarly affecting the entire class of Preferred Stock;

3.7.2        reclassify, amend or modify existing securities in a manner that adversely affects the rights, preferences or privileges of the Series B Preferred Stock, the Series B-2 Preferred Stock and/or the Series B-2A Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock, Series B-2 Preferred Stock, Series B-2A Preferred Stock or Class B Common Stock;

3.7.3        amend, waive or modify the Original Issue Price of the Series B Preferred Stock, the Series B-2 Preferred Stock and/or the Series B-2A Preferred Stock, the applicable Conversion Price (as defined below) of the Series B Preferred Stock, Series B-2 Preferred Stock and/or the Series B-2A Preferred Stock (including any anti-dilution rights with respect thereto) or Section 2.1; or

3.7.4        purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof.

3.8            Founder Preferred Stock Protective Provisions. At any time when at least 4,500,000 shares of Series B-1 Preferred Stock, Series A Preferred Stock and Series Seed Preferred Stock (collectively, the “Founder Preferred Stock”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, effect any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of a majority of the outstanding shares of Founder Preferred Stock (voting together as a single class and on an as-converted basis) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.8.1        amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences and privileges of the Founder Preferred Stock without similarly affecting the entire class of Preferred Stock;

3.8.2        reclassify, amend or modify existing securities in a manner that adversely affects the rights, preferences or privileges of either the Series Seed Preferred Stock, the Series A Preferred Stock or the Series B-1 Preferred Stock, or increase the authorized number of shares of either the Series Seed Preferred Stock, the Series A Preferred Stock or the Series B-1 Preferred Stock;

3.8.3        amend, waive or modify the Original Issue Price of either the Series Seed Preferred Stock, the Series A Preferred Stock or the Series B-1 Preferred Stock, the applicable Conversion Price of either the Series Seed Preferred Stock, the Series A Preferred Stock or the Series B-1 Preferred Stock (including any anti-dilution rights with respect thereto) or Section 2.2; or

3.8.4        purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof.

4.            Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1            Right to Convert.

4.1.1        Voting Preferred Stock into Nonvoting Preferred Stock. Each share of Series B-2 Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of Series B-2A Preferred Stock.

4.1.2        Nonvoting Preferred Stock into Voting Preferred Stock. Each share of Series B-2A Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one share of Series B-2 Preferred Stock. Notwithstanding anything to the contrary in this Section 4.1.2, if any conversion would require a holder or its ultimate parent entity (as that tern is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)) to make any filings under the HSR Act, then such conversion will not become effective until all applicable waiting periods have expired with respect to such filings.

4.1.3        Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion. Notwithstanding the preceding sentence, each share of Preferred Stock may, at the option of the holder thereof in accordance with Section 4.3.1, convert, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing such applicable Original Issue Price by such applicable Conversion Price in effect at the time of conversion of each share of Preferred Stock. The “Conversion Price” of each series of Preferred Stock shall initially be equal to the Original Issue Price of such series of Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock or Class B Common Stock, as applicable, shall be subject to adjustment as provided below. Notwithstanding anything to the contrary in this Section 4.1.3, if any conversion would require a holder or its ultimate parent entity (as that term is defined in the HSR Act) to make any filings under the HSR Act, then such conversion will not become effective until all applicable waiting periods have expired with respect to such filings. Notwithstanding the foregoing, or any other provision of this Amended and Restated Certificate of Incorporation, no shares of Series C Preferred Stock and/or Series C- I Preferred Stock may be converted into shares of Common Stock pursuant to this Section 4.1.3 at any time during the Restricted Investment Period (as defined in the Series C Purchase Agreement) (the “Elective Conversion Restriction”); provided that this Elective Conversion Restriction shall not limit or modify any other provision of this Amended and Restated Certificate of Incorporation or any other agreement between the Corporation and the holders of Series C Preferred Stock and/or Series C- I Preferred Stock that requires the conversion of shares of Series C Preferred Stock and/or Series C¬I Preferred Stock into Common Stock or that calculates votes or other rights of holders of Series C Preferred Stock and/or Series C-1 Preferred Stock on an as-converted to Common Stock basis

4.1.4        Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 2.4.3, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Sections 2.1 and 2.2 pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

4.2            Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3            Mechanics of Conversion.

4.3.1        Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent, (b) with respect to the Preferred Stock, the number of shares of Class A Common Stock and/or Class B Common Stock such Preferred Stock shall be converted into and (c), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (and in any event within five (5) business days) (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2        Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3        Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4        No Further Adjustment. Upon any such conversion, no adjustment to a Conversion Price shall be made for any declared but unpaid dividends on the shares of the applicable series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5        Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4            Adjustments to Conversion Price for Diluting Issues.

4.4.1        Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)            “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)            “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(c)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock that is made pro rata (on an as converted basis) to each class or series of Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including the approval of at least one Series B Director;

(vi)	shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances and the related acquisition are approved by the Board of Directors of the Corporation, including the approval of at least one Series B Director;

(vii)	shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, including the approval of at least one Series B Director; or

(viii)	shares of Voting Preferred Stock issued pursuant to the conversion of Nonvoting Preferred Stock or shares of Nonvoting Preferred Stock issued pursuant to the conversion of Voting Preferred Stock, in each case, including any shares of Common Stock deemed to be issuable upon such conversion.

4.4.2        No Adjustment of Conversion Price. No adjustment in the Conversion Price of any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from a majority of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3        Deemed Issue of Additional Shares of Common Stock.

(a)            If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)            If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities, but including any amendment thereto if such amendment was not made in consideration for additional value to the Corporation pursuant to the definition of “Exempted Securities”), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to such Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4        Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than a Conversion Price in effect immediately prior to such issuance or deemed issuance, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 =CP1* (A + B) + (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)            “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(b)            “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c)            “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)            “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

(e)            “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5        Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)            Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)            Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6        Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5            Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6            Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue), and

(2)            the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue), plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of a series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7            Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8            Adjustment for Merger or Reorganization. etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Section 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of shares of any series of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect with respect to such series of Preferred Stock, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock. Notwithstanding anything to the contrary herein, in the event that any adjustment to a Conversion Price can be made pursuant to multiple provisions of this Subsection 4, such adjustment shall be made pursuant to the provision of this Subsection 4 which results in the greatest benefit to the holders of the applicable class or series of Preferred Stock.

4.10          Notice of Record Date. In the event:

(a)            the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)            of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)            of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.            Mandatory Conversion.

5.1            Trigger Events. Upon either (a) immediately prior to the closing of the sale of shares of Common Stock to the public at a price of at least $3.76591 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $75,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors (“Qualified Public Offering”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders and the Requisite Series C Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock (provided that, a holder of shares of Preferred Stock may elect, upon written notice to the Corporation (delivered as provided in Section 4.3.1)) at least seven (7) days prior to a Qualified Public Offering, to have all or a portion of its shares of Preferred Stock automatically convert into shares of Class B Common Stock), in each case, at the then effective conversion rate as calculated pursuant to Section 4.1.3 (which, with respect to any conversion into Class B Common Stock, may be effective, at such holder’s election, immediately prior to the effectiveness of the registration statement for such Qualified Public Offering) and (ii) such shares may not be reissued by the Corporation. Notwithstanding the foregoing, in the event any holder fails to timely deliver notice of the conversion of Preferred Stock into Class B Common Stock, all of the Preferred Stock held by such holder shall be converted into shares of Class A Common Stock. Notwithstanding anything to the contrary in this Section 5.1, if any holder of shares of Preferred Stock elects or is required to convert any such shares into Common Stock pursuant to this Section 5.1 or otherwise, and if such conversion would require that holder or its ultimate parent entity (as that term is defined in the HSR Act) to make any filings under the HSR Act, then such conversion will not become effective until all applicable waiting periods have expired with respect to such filings.

5.2            Mandatory Conversion upon Transfer. Upon transfer of any share of Nonvoting Preferred Stock by a stockholder, such share shall automatically convert into Voting Preferred Stock in the hands of a transferee that is: (A) the Corporation or an affiliate of the Corporation; or (B) a third party transferee that is not an affiliate of such stockholder, but only if (i) such transfer is in a widespread public distribution or (ii) the transferee would control a majority of the Voting Stock (determined on an as-converted basis) of the Corporation without accounting for any transfer from such stockholder.

5.3            Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time (except with respect to mandatory conversion triggered by events described in Section 5.1(a), in which case such notice shall be delivered at least ten (10) business days in advance of the filing of a registration statement with respect to the Qualified Public Offering). Upon receipt of such notice, unless the conversion would be subject to a filing requirement under the HSR Act, in which case the conversion will not occur until the expiration or termination of all applicable HSR Act waiting periods, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time or, if later, upon the expiration or termination of all waiting periods under the HSR Act applicable to such conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.3. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.4            Special Mandatory Conversion.

5.4.1        Second Tranche Trigger Event. Except as otherwise provided in the Series C Stock Purchase Agreement by and among the Corporation and the purchasers party thereto dated as of the Original Issue Date, as may be amended from time to time (the “Series C Purchase Agreement”), in the event that any holder of shares of Series C Preferred Stock, Series C-1 Preferred Stock or its Affiliate (as defined in the Series C Purchase Agreement) becomes a Defaulting Purchaser (as defined in Series C Purchase Agreement), then each 10 shares of Series C Preferred Stock and Series C-1 Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into one share of Class A Common Stock immediately prior to the consummation of the Second Tranche Closing (as defined in Series C Purchase Agreement), effective upon, subject to, and concurrently with, the consummation of the Second Tranche Closing. Such conversion is referred to as the “Special Mandatory Conversion.”

5.4.2        Procedural Requirements. Upon the Special Mandatory Conversion, each holder of shares of Series C Preferred Stock and/or Series C-1 Preferred Stock converted pursuant to Section 5.4.1 shall be sent written notice of the Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series C Preferred Stock and/or Series C-1 Preferred Stock pursuant to this Section 5.4. Upon receipt of such notice, each holder of such shares of Series C Preferred Stock and/or Series C-1 Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock and Series C-1 Preferred Stock converted pursuant to Section 5.4, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 5.4.2. As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Series C Preferred Stock and Series C-1 Preferred Stock converted. Such converted Series C Preferred Stock shall initially remain authorized and may be reissued; provided that the Corporation may later take action (without the need for stockholder action) to reduce the authorized number of such shares of Series C Preferred Stock.

6.            Conversion Rights — Class B Common Stock into Class A Common Stock. Subject to the provisions of Section 7 of this Article Fourth, each holder of shares of Class B Common Stock shall have the right to convert each share of Class B Common Stock held by such holder into one (1) share of Class A Common Stock at such holder’s election, at any time and from time to time, and without the payment of additional consideration by the holder thereof. Any such conversion shall be made upon written notice to the Corporation as provided in Section 4.3.1 of this Article Fourth, mutatis mutandis.

7.            Certain Limitations.

The limitations set forth in this Section 7 apply notwithstanding any other provision of this Amended and Restated Certificate:

7.1            The Corporation shall not issue shares of Class B Common Stock other than upon conversion of shares of Preferred Stock.

7.2            At any time following the Corporation’s registration of any class of equity securities under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) the holder(s) of shares of Class B Common Stock shall not be entitled to convert a number of shares of Class B Common Stock into shares of Class A Common Stock, as applicable, in excess of that number of shares of Class A Common Stock or Preferred Stock which, upon giving effect of immediately prior to such conversion, would cause the holder(s) thereof to (i) beneficially own (for purposes of Section 13(d) of the Exchange Act when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act), in excess of the Maximum Percentage of the total number of issued and outstanding shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of Preferred Stock) following such conversion or (ii) hold combined voting power of the securities of the Corporation, when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Maximum Percentage of the combined voting power of all securities of the Corporation then outstanding after such conversion. The “Maximum Percentage” means initially 4.99%, which may be increased or decreased to such other percentage as any holder of outstanding shares of Class B Common Stock may designate in writing upon 61 days’ notice (delivered as provided in Section 9 below) to the Corporation, provided, however, that no holder may make such an election to change the percentage unless all holders managed by the same investment advisor as such electing holder make the same election. For purposes of this Section 7.2 beneficial ownership and whether a holder is a member of a Section 13(d) group shall be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

7.3            Other than with respect to voting, the Class A Common Stock and Class B Common Stock are intended to be economically equivalent securities. Therefore, the Corporation shall not give effect to any stock split, stock dividend, stock combination or similar event affecting the Class A Common Stock or Class B Common Stock without effecting the same such stock split, stock dividend, stock combination or similar event for the Class B Common Stock or Class A Common Stock, respectively. In addition, the Corporation shall not declare, pay or set aside any dividends or distributions on shares of Class A Common Stock or Class B Common Stock unless the Corporation declares, pays or sets aside the same dividend or distribution on each share of Class B Common Stock or Class A Common Stock, provided that dividends payable in Common Stock shall be paid in the same class.

8.            Redemption. The Preferred Stock shall not be redeemable at the option of the holder thereof or the Corporation.

9.            Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

10.            Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders that would otherwise be required to amend such right, powers, preferences, and other terms and (b) at any time more than one series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of such series that would otherwise be required to amend such right, power, preference or other term.

11.            Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Sixth: Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one vote on each matter presented to the Board of Directors.

Seventh: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Ninth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Tenth: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Eleventh: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh. For the avoidance of any doubt, any opportunity presented to a director in such director’s capacity as a member, service provider or manager of any holder of Preferred Stock (including their respective affiliates and legal entities) need not be presented to the Corporation and any such opportunity shall be an Excluded Opportunity hereunder.

Twelfth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Thirteenth: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

* * *

3.            That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.            That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on March 1, 2024.

/s/ Martin Babler
Martin Babler, Chief Executive Officer

Signature Page to the
Amended and Restated Certificate of Incorporation